KIRKPATRICK & LOCKHART NICHOLSON GRAHAM LLP
MIAMI CENTER - 20TH FLOOR
201 S. BISCAYNE BOULEVARD
MIAMI, FLORIDA 33131-2399
(305) 539-3300

June 26, 2006

Emerge Capital Corp.
109 North Post Oak Lane, Suite 422
Houston, Texas 77024

Re:	Emerge Capital Corp. (the “Company”)
Registration Statement on Form SB-2 (The “Registration Statement”)

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form SB-2 filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 5,610,000 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”). The Registration Statement includes for the registration of (a) 1,860,000 shares of Common Stock that may be offered for sale from time to time by Cornell Capital Partners, LP (the “Cornell Shares”), (b) 2,812,500 shares of Common Stock that will be distributed by iVoice, Inc. (“iVoice”) on a pro rata basis by dividend to all of the Class A common stockholders of iVoice who own Class A common shares of iVoice as of June __, 2006 (the “Distribution Shares”) and (c) 937,500 shares of Common Stock that may be offered for sale from time to time by iVoice (“iVoice Shares”). The Cornell Shares, the Distribution Shares and iVoice Shares shall be referred to collectively as the “Shares”.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Company’s Certificate of Incorporation, as amended, the Bylaws and the corporate action of the Company that provided for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinion set forth below is limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, it is our opinion that (a) the Distribution Shares are duly authorized for distribution by the Company and iVoice and, when distributed as described in the prospectus included in the Registration Statement (the “Prospectus”), will be validly issued, fully paid, and nonassessable, (b) the iVoice Shares are duly authorized for issuance and when issued as described in the Prospectus, will be validity issued, fully paid and nonassessable and (c) that the Cornell Shares previously issued by the Company were duly authorized for issuance, validly issued, fully paid and nonassessable when issued.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related Prospectus under the caption “Legal Matters”. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

Kirkpatrick & Lockhart Nicholson Graham LLP